Exhibit 99.1

VISHAY ANNOUNCES SUCCESSFUL COMPLETION OF CAPELLA TENDER OFFER

MALVERN, PENNSYLVANIA - September 9, 2014 - Vishay Intertechnology, Inc., (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, today announced that it has acquired 88.95% of the outstanding shares of Taiwan-based Capella Microsystems Inc. (GreTai Securities Market: 3582), a fabless IC design company specializing in optoelectronic products, pursuant to its previously announced tender offer.

A total of 38,703,705 shares of Capella or 88.95% of outstanding shares were tendered and accepted by Vishay.  The offer period expired on September 1, 2014.  Pursuant to the terms of the tender offer, on September 9, 2014, Vishay paid NT$139 for each share tendered.  The aggregate purchase price was NT$5.4 billion (approximately US$180 million).  Vishay funded the acquisition mostly with cash on-hand, and borrowed $53 million on its revolving credit facility to achieve future flexibility given the legal entity and financial structure utilized for the acquisition.  It is estimated that, as of August 31, 2014, Capella had cash and cash equivalents of NT$1,499 million (approximately US$50 million) and no long-term debt.

Capella will be included in Vishay's consolidated financial statements for the period subsequent to acquisition, with the net earnings attributable to the 11.05% non-controlling interest excluded from net earnings attributable to Vishay stockholders until Vishay acquires the remaining outstanding shares of Capella.  Capella is expected to contribute approximately US$2 million to Vishay's revenues for the third quarter of 2014.  The earnings per share impact of the Capella acquisition on the third quarter is not expected to be significant.  The Company will provide guidance on the expected contribution of Capella for the fourth quarter of 2014 during its regular third quarter 2014 earnings conference call. Annual amortization of identifiable intangible assets is expected to be in excess of US$10 million.

Vishay expects to acquire the remaining outstanding shares of Capella pursuant to a merger agreement signed on July 11, 2014.  In the merger, all remaining holders of Capella common stock other than Vishay and its subsidiaries will receive the same consideration for their shares as the holders who tendered their shares in the offer, or approximately US$22 million in the aggregate.  The merger is expected to be completed by the end of January 2015.  The closing of the merger is subject to customary closing conditions, including obtaining all necessary governmental approvals and clearances.

"We are pleased to welcome Capella, a leading IC design company for optical sensors, into the Vishay family," said Marc Zandman, Vishay's Executive Chairman and Chief Business Development Officer. "Capella's strong market position for optical sensors complements Vishay's current capabilities in this field very well. The acquisition fits our strategy of supplementing our organic Growth Plan through targeted specialty acquisitions."

"Capella adds crucial technological capabilities to our successful and growing opto business that we did not have in-house," stated Dr. Gerald Paul, Vishay's President and Chief Executive Officer. "It will considerably strengthen Vishay's position in the fast growing market for optical sensors and significantly reduce our time to market for these products. We are confident that as part of Vishay Capella will be able to extend its deep customer reach to other market segments."

Pepper Hamilton LLP and Lee and Li, Attorneys-at-Law, acted as legal counsel to Vishay. Oppenheimer & Co. acted as exclusive financial advisor and Jones Day acted as legal counsel to Capella.

About Vishay
Vishay Intertechnology, Inc., a Fortune 1000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

About Capella Microsystems
Capella Microsystems, Inc. is a fabless IC design company which specializes in optical electronic related products. Capella designs a broad line of high performance integrated circuits. Capella's products are used in telecommunications, mobile phones, smartphones, handheld devices, digital cameras, laptops, desktop computers, LED backlighting, office automation equipment, household electrical appliance and automotive electronics. The company's principal product categories include ambient light sensor, IrDA, optical encoder, PDIC, proximity sensor, color sensor and UV sensor.

Statements contained herein that relate to Vishay's planned acquisition of the remaining outstanding shares of Capella, including statements with respect to the timing of the transaction, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as believe, estimate, will be, will, would, expect, anticipate, plan, project, intend, could, should, or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. The factors that could cause actual results to materially differ include, but are not limited to, the following: general business and economic conditions, particularly the pace and continuation of recovery in the worldwide economy; uncertainty related to the effects of changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in consummating the acquisition of the remaining outstanding shares of Capella on terms which we consider acceptable, including the receipt of required regulatory approvals; challenges in integrating Capella and unexpected negative future performance of the business; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Vishay Intertechnology, Inc.
Contact:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300